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                                                                   Exhibit 23.03


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Citigroup Inc.:

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-3 ("Registration Statement") of Citigroup Inc. (formed as a result of the merger between Travelers Group Inc. and Citicorp which has been accounted for as a pooling of interests), Citigroup Capital VI, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XII, and Citigroup Capital XIII of our report dated October 8, 1998, with respect to the supplemental consolidated statement of financial position of Citigroup Inc. and subsidiaries ("Citigroup") as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related supplemental financial statement schedule, which report appears in the Current Report on Form 8-K dated October 26, 1998 of Citigroup and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP
--------------------------------
New York, New York
February 9, 1999